Exhibit 99.1

Contact:

Patricia Baronowski

Pristine Advisers, LLC

(631) 756-2486

EQUUS ENERGY SELLS WORKING INTEREST IN HALEY FIELD

HOUSTON, TX – October 23, 2018 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) announced that Equus Energy, LLC, a wholly-owned subsidiary of the Fund (“Equus Energy”), has sold a portion of its working interest in the Haley Field in Loving County, Texas for $600,000. Equus Energy’s working interest in the Haley Field consists of a 11.25% working interest in three gas wells and 1,440 undeveloped acres located in the Permian Basin in west Texas. The present sale encompasses one gas well and 640 undeveloped acres, with Equus Energy retaining the remainder of its working interest in the field.

In December 2016 and August 2018, Equus Energy sold its working interests in the Dewey Lake and Worsham-Bayer Fields, respectively, each also located in the Permian Basin. These interests, which encompassed an aggregate of 280 undeveloped acres, collectively sold for $450,000. Equus Energy is continuing to explore the possible sale of some of its other oil and gas interests located in the Permian Basin and in other parts of Texas and Oklahoma.

Established as a wholly-owned subsidiary of the Fund in 2011, Equus Energy is the Fund’s platform for energy-related investments, with particular emphasis on oil and gas enterprises. Equus Energy owns various working interests, which, following the sale described above, are presently derived from 142 producing and non-producing oil and gas wells, including associated development rights of approximately 21,520 acres, situated on 11 separate properties in Texas and Oklahoma. The working interests range from a de minimus amount to 50% of the leasehold that includes these wells. Also included in the interests owned by Equus Energy are working interests of 7.5% and 2.5% in the Burnell and North Pettus Units, respectively, which collectively comprise approximately 13,000 acres located in the area known as the “Eagle Ford Shale” play.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.